Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

of Angel Oak Mortgage, Inc.:

We consent to the use in the registration statement on Amendment No. 1 to Form S-11 (Registration Statement No. 333-256301) of Angel Oak Mortgage, Inc. of our report dated March 11, 2021, with respect to the consolidated balance sheets of Angel Oak Mortgage, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years ended December 31, 2020 and 2019, and the related notes and financial statement schedule IV – Mortgage Loans on Real Estate, included herein and to the reference to our firm under the heading of “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia
June 8, 2021